Investor Relations Contact:

Paul Rybecky

Dealertrack Technologies, Inc.

(516) 734-3796

paul.rybecky@dealertrack.com

Media Contacts:
Kenneth Engberg
Dealertrack Technologies, Inc.
(516) 734-3692
kenneth.engberg@dealertrack.com

Alison von Puschendorf

Dealer.com

(877) 327-8422

alison.vonpuschendorf@dealer.com

Dealertrack Completes Acquisition of Dealer.com

LAKE SUCCESS, N.Y., March 3, 2014 - - Dealertrack Technologies (Nasdaq: TRAK) today announced the completion of its acquisition of Dealer.com, a leading provider of comprehensive digital marketing solutions and services for the automotive retail industry.

Established in 1998, Dealer.com has been a pioneer in providing website and advertising products for OEMs and automotive dealerships. Dealertrack will retain the Dealer.com name in the marketplace to represent Dealertrack’s advanced and complementary set of digital marketing products and services.

Rick Gibbs, former Chief Executive Officer of Dealer.com and one of its co-founders, will lead Dealertrack’s newly formed Digital Marketing Solutions team, as Executive Vice President and Group President. Dealertrack’s Digital Marketing management will be based at Dealer.com’s current headquarters in Burlington, Vermont.

The agreement to acquire Dealer.com was announced on December 19, 2013. For the full announcement press release, click here for the Dealertrack Press Room.

About Dealertrack Technologies (www.dealertrack.com)

Dealertrack Technologies’ intuitive and high-value web-based software solutions and services enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, OEMs, third-party retailers, agents and aftermarket providers. In addition to the industry’s largest online credit application network, connecting more than 20,000 dealers with more than 1,400 lenders, Dealertrack Technologies delivers the industry’s most comprehensive solution set for automotive retailers, including Dealer Management System (DMS), Inventory, Sales and F&I, Digital Marketing, and Registration and Titling solutions.

Safe Harbor for Forward-Looking and Cautionary Statements

Statements in this press release regarding the benefits to Dealertrack, its acquisitions of Dealer.com, as well as all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Dealertrack Technologies to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Factors that might cause such a difference include the performance and acceptance of Dealertrack, Dealer.com and their solutions, and other risks listed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ending December 31, 2013. These filings can be found on Dealertrack Technologies’ website at www.dealertrack.com and the SEC's website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Dealertrack Technologies disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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